The Board of Directors
Alliance Capital Management Corporation


We consent to incorporation by reference in the registration statements (No.33-28534, 33-65932, 33-65930, 33-52387, 33-54575 and 33-54551) on Form S-8 of
Alliance Capital Management L.P. of our report dated February 1, 1996, except as to Notes 3 and 15, which are as of February 29, 1996, relating to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in partners' capital, and cash flows for the years ended December 31, 1995, 1994 and 1993 which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Alliance Capital Management L.P.




New York, New York
March 28, 1996



















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